EX. 4.1
Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
The following description of capital stock of BuzzFeed, Inc. (the “Company,” “BuzzFeed,” “we,” “us,” and “our”) and certain provisions of our amended and restated certificate of incorporation (the “Certificate of Incorporation”), restated bylaws (the “Bylaws”), and the agreements governing the warrants described herein are summaries and are qualified in their entirety by reference to the full text of the Certificate of Incorporation, the Bylaws, and the relevant agreements, copies of which have been filed with the Securities and Exchange Commission, and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Defined terms used and not defined herein shall have the meaning ascribed to such terms in our Annual Report on Form 10-K.
Authorized and Outstanding Capital Stock
The Certificate of Incorporation authorizes the issuance of 780,000,000 shares, consisting of 700,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), 20,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”), and 10,000,000 shares of Class C common stock, par value $0.0001 per share (the “Class C common stock” and, together with the Class A common stock and the Class B common stock, the “common stock”), and 50,000,000 shares of preferred stock, par value $0.0001 per share. The Company will issue all shares of its capital stock in uncertificated form.
As of December 31, 2025, the following number of shares were outstanding (giving effect to the Company’s 1-for-4 reverse stock split effected during 2024, and excluding treasury stock):

•36,030,257 shares of Class A common stock;

•1,343,299 shares of Class B common stock;

•0 shares of Class C common stock.

In addition, as of December 31, 2025, giving effect to the Company’s reverse stock split during 2024, the company had outstanding public warrants to purchase 2,395,833 shares of Class A common stock at an exercise price of $46/share and private placement warrants to purchase 73,125 shares of Class A common stock at an exercise price of $46/share.

Common Stock
Voting Rights
Holders of Class A common stock are entitled to cast one vote for each share of Class A common stock held of record on all matters to be voted on by stockholders. Holders of Class A common stock are not entitled to cumulate their votes in the election of directors.
Holders of Class B common stock are entitled to fifty (50) votes for each share of Class B common stock held of record on all matters submitted to a vote of stockholders. The holders of Class B common stock do not have cumulative voting rights in the election of directors. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless, otherwise required by the DGCL or the Certificate of Incorporation.
Holders of Class C common stock hold non-voting shares as set out in the Certificate of Incorporation. There are no shares of Class C common stock currently outstanding.
Dividend Rights
Holders of Class A common stock, Class B common stock and Class C common stock will share ratably (based on the number of shares of common stock held) if and when any dividend is declared by our board of directors (the “Board”) out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock

EX. 4.1
having a preference over, or the right to participate with, the common stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of BuzzFeed, each holder of common stock will be entitled, pro rata on a per share basis, to all assets of BuzzFeed of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of BuzzFeed then outstanding.
Other Matters
Holders of shares of Class A common stock do not have subscription, redemption or conversion rights. Holders of Class B common stock and Class C common stock do not have subscription or redemption rights All the outstanding shares of common stock are validly issued, fully paid and non-assessable.
Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder thereof at any time upon written notice to the Company. In addition, each share of Class B common stock will automatically, without further action by the Company or the holder thereof, convert into one share of Class A common stock upon (A) the earliest to occur of (x) the date specified by the affirmative vote or written consent of holders of a majority of the shares of Class B common stock then outstanding; or (y) the date of the death of Jonah Peretti or (B) transfer to a non-authorized holder.
There are no shares of Class C common stock currently outstanding. Pursuant to our Certificate of Incorporation, each share of Class C common stock will be convertible into one share of Class A common stock at the option of the holder thereof upon written notice to the Company.
Preferred Shares
The Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.
We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Public Warrants
Prior to the Company’s 1-for-4 reverse stock split, the Company had outstanding public warrants to purchase 9,583,332 shares of Class A common stock at an exercise price of $11.50 per share and private placement warrants to purchase 292,500 shares of Class A common stock at an exercise price of $11.50 per share. Following the Company’s 1-for-4 reverse stock split, the number of shares issuable upon exercise of the warrants and the warrant exercise price were adjusted so that the Company had outstanding public warrants to purchase 2,395,833 shares of Class A common stock at an exercise price of $46.00 per share and private placement warrants to purchase 73,125 shares of Class A common stock at an exercise price of $46.00 per share. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock, and fractional shares of Class A common stock will not be issued upon exercise of a warrant. If a holder of a warrant would be entitled to receive upon exercise thereof a fraction of a share, the Company will round down to the nearest whole number the number of shares of Class A common stock to be issued to such holder. The warrants will expire on December 3, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation; provided, however, that the private placement warrants held by PA 2 Co-Investment and Craig-Hallum and their respective affiliates will not be exercisable more than five years from the commencement of sales of 890's initial public offering in accordance with FINRA Rule 5110(g)(8).
The Company is not obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act

EX. 4.1
covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company is not obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
The Company will use its best efforts to cause a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $72.00.
The Company may call the warrants for redemption:
•in whole and not in part;

•at a price of $0.01 per warrant;

•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•if, and only if, the last reported sale price of the Class A common stock equals or exceeds $72.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $72.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) as well as the $46.00 warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $40.00.
Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•in whole and not in part;

•at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the Class A common stock except as otherwise described below;

•upon not less than 30 days’ prior written notice of redemption; and

EX. 4.1
•if, and only if, the last reported sale price of the Class A common stock equals or exceeds $40.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after written notice of redemption is given.

The warrant agreement which governs the warrants provides that a warrant holder will receive an extra amount of shares of Class A common stock upon cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants.For more information, see section 6.2 of the warrant agreement which governs the warrants, which is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and is incorporated by reference herein.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.
Any public warrants held by the Company’s officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants if they exercise their public warrants in connection with such redemption (“fair market value” for such public warrants held by the Company’s officers or directors being defined as the last reported sale price of the public warrants on such redemption date).
As stated above, the Company can redeem the warrants when the Class A common stock is trading at a price starting at $0.00, which is below the exercise price of $46.00, because it will provide certainty with respect to the Company’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares of Class A common stock. If the Company chooses to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when shares of Class A common stock were trading at a price higher than the exercise price of $46.00 per share.
No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.
Redemption Procedures and Cashless Exercise.
If the Company calls the warrants for redemption as described under “- Redemption of warrants when the price per share of Class A common stock equals or exceeds $72.00,” the Company’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company’s management will

EX. 4.1
consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the Company’s warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to the Company if the Company does not need the cash from the exercise of the warrants. If the Company calls its warrants for redemption and the Company’s management does not take advantage of this option, the Initial Stockholders and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) “fair market value” means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to

EX. 4.1
purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. You should review a copy of the warrant agreement, which is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional warrants have been issued upon separation of the units and only whole warrants will trade.
Private Placement Warrants
The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be redeemable by the Company so long as they are held by the Initial Stockholders or their permitted transferees. The Initial Stockholders, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. If the private placement warrants are held by holders other than the Initial Stockholders or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.
If a holder of the private placement warrants elects to exercise the warrants on a cashless basis, the holder would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the

EX. 4.1
Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, the Sponsor provided a $1.0 million loan to the Company. At the Closing, the Sponsor exercised its right to convert the working capital loan made by the Sponsor to the Company into additional private placement warrants exercisable for 8,333 shares of Class A common stock, and 100,000 shares of Class A common stock in satisfaction of $1.0 million principal amount of the loan.
Exclusive Forum
The Certificate of Incorporation provides that, to the fullest extent permitted by law, unless the Company otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any action brought (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Certificate of Incorporation or the Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act or the Exchange Act.
Election of Directors
The Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except the Company’s Class I directors were elected to an initial one-year term (and three-year terms subsequently), the Class II directors were elected to an initial two-year term (and three-year terms subsequently) and the Class III directors were elected to an initial three-year term (and three-year terms subsequently). The election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the Bylaws and Applicable Law
Certain provisions of the Certificate of Incorporation, the Bylaws, and laws of the State of Delaware, where BuzzFeed is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the common stock. BuzzFeed believes that the benefits of increased protection give the Company the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure BuzzFeed and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares
The Certificate of Incorporation provides that certain shares of authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of BuzzFeed by means of a proxy contest, tender offer, merger, or otherwise.
Classified Board
The Certificate of Incorporation provides that the Board be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the Board is classified, directors may be removed only with cause by two-thirds of our outstanding shares.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the

EX. 4.1
Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide BuzzFeed with certain information. Generally, to be timely, a stockholder’s notice must be received at BuzzFeed’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders.
The Bylaws also specify requirements as to the form and content of a stockholder’s notice. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified BuzzFeed of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The Bylaws also allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of BuzzFeed.
Limitations on Stockholder Action by Written Consent
The Certificate of Incorporation provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of BuzzFeed must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Special Meeting of Stockholders
The Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of BuzzFeed or the Board pursuant to a resolution adopted by a majority of the Board. Stockholders of BuzzFeed will not be eligible and will have no right to call a special meeting.
Amendment of the Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
The Certificate of Incorporation provides that it may be amended by BuzzFeed in the manners provided therein or prescribed by statute. The Certificate of Incorporation provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of BuzzFeed entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Certificate of Incorporation providing for the capital stock of BuzzFeed, amendment of the Certificate of Incorporation, amendment of the Bylaws, or relating to the board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.
The Certificate of Incorporation also provides that the Board shall have the power to adopt, amend, alter, or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. BuzzFeed’s stockholders are prohibited from adopting, amending, altering, or repealing the Bylaws, and from adopting any provision inconsistent with the Bylaws, unless such action is approved, in addition to any other vote required by the Certificate of Incorporation, by the affirmative vote of the holders of at

EX. 4.1
least two-thirds of the voting power of all then outstanding shares of capital stock of BuzzFeed entitled to vote generally in the election of directors, voting together as a single class.
Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of BuzzFeed’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
This provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with BuzzFeed for a three-year period. This provision may encourage companies interested in acquiring BuzzFeed to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL.
The Bylaws provide that BuzzFeed must indemnify and advance expenses to BuzzFeed’s directors and officers to the fullest extent authorized by the DGCL. BuzzFeed also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for BuzzFeed directors, officers, and certain employees for some liabilities.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by such director, officer or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also

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require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.
BuzzFeed believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing lawsuits against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit BuzzFeed and its stockholders. In addition, your investment may be adversely affected to the extent BuzzFeed pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, BuzzFeed’s stockholders have appraisal rights in connection with a merger or consolidation of BuzzFeed. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of BuzzFeed’s stockholders may bring an action in BuzzFeed’s name to procure a judgment in BuzzFeed’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of shares of common stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The Transfer Agent for our capital stock is Continental Stock Transfer & Trust Company.
Listing of Common Stock
Our Class A common stock and public warrants are listed on Nasdaq under the symbol “BZFD” and “BZFDW,” respectively.